Exhibit  6.11

SOLITON, INC.

NOTE PURCHASE AGREEMENT

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (the “Agreement”) is made as of January 23, 2017, by and among Soliton, Inc., a Delaware corporation (the “Company”), and the lenders (each individually a “Lender,” and collectively the “Lenders”) named on the Schedule of Lenders attached hereto as Schedule 1 (the “Schedule of Lenders”). Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in Section 1 below.

The following recitals are true and constitute the basis for this Agreement:

A.	Each of the Lenders intends to provide certain Consideration to the Company as set forth for each Lender on the Schedule of Lenders; and

B.	The parties intend for the Company to issue in return for the Consideration one or more Notes and, upon the occurrence of certain events, shares of Equity Securities, as further set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the Company and each Lender, intending to be legally bound, hereby agree as follows:

1.	Definitions.

(a)    “Affiliate” means, with respect to any specified Person, (a) any other Person which directly or indirectly controls, is controlled by, or is under common control with such first Person, and (b) any Person who is a director, manager, officer, partner or principal of such first Person or of any Person which directly or indirectly controls, is controlled by, or is under common control with such first Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by contract or otherwise.

(b)    “Common Stock” shall mean the shares of common stock, par value $0.001 per share, of the Company.

(c)    “Consideration” shall mean the amount of money paid by each Lender pursuant to this Agreement as shown on the Schedule of Lenders for the Notes as indicated thereon.

(d)	“Conversion Price” shall mean:

(i)    with respect to a conversion pursuant to Section 2.2(a) below, 75% of the price paid per share for Equity Securities by the investors in the Next Equity Financing (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like);

(ii)    with respect to a conversion pursuant to Section 2.2(b)(ii) below, 85% of the per share price determined by dividing (1) the Corporate Transaction Value by
(2) the aggregate number of outstanding shares of the Company’s Common Stock on a fully-diluted basis immediately prior to the closing of the Corporate Transaction (excluding shares of Common Stock issuable upon conversion of the Notes).

(e)    “Conversion Shares” shall, for purposes of determining the type of Equity Securities issuable upon conversion of the Notes, mean:

(i)    if the Note is converted into Equity Securities pursuant to Section 2.2(a) below, the shares of the most favorable series of the Company’s Preferred Stock issued in the Next Equity Financing; and

(ii)    if the Note is converted into equity pursuant to Section 2.2(b)(ii) below, shares of the Company’s Common Stock.

(f)    “Corporate Transaction” shall mean (i) the closing of the sale, lease, transfer, exclusive license or other disposition of all or substantially all of the Company’s assets, (ii) the consummation of a merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity), (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a Person or group of Persons who are an Affiliate (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such Person or group of Persons who are an Affiliate would hold 50% or more of the outstanding capital stock of the Company or (iv) a liquidation, dissolution or winding up of the Company; provided, however, that a transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately prior to such transaction. In addition, notwithstanding any of the foregoing, the Company’s sale of Preferred Stock in one or more fundraising transaction(s) shall not be deemed to be a Corporate Transaction.

(g)    “Corporate Transaction Value” shall mean the equity value of the Company that is expected to be available for distribution to the Company’s stockholders or the aggregate amount that otherwise would be paid to the stockholders, in each case taking into account any escrow, holdback, or earn-out payments, as a result of the Corporate Transaction as reasonably determined in good faith by the Company’s Board of Directors.

(h)    “Equity Securities” shall mean the Company’s Common Stock or Preferred Stock or any securities conferring the right to purchase the Company’s Common Stock or Preferred Stock or securities convertible into, or exchangeable for (with or without additional consideration), the Company’s Common Stock or Preferred Stock, except (i) any security granted, issued and/or sold by the Company to any director, officer, employee or consultant of the Company in such capacity for the primary purpose of soliciting or retaining their services or (ii) any convertible promissory notes (including the Notes) issued by the Company.

(i)	“Maturity Date” shall mean January 31, 2018.
(j)    “Next Equity Financing” shall mean the next sale (or series of related sales) by the Company of its Equity Securities following the date of this Agreement from which the Company receives gross proceeds of not less than $5,000,000 from financial, non- strategic investors (excluding the aggregate amount of debt securities converted into Equity Securities upon conversion of the Notes pursuant to Section 2.2 below);
(k)    “Notes” shall mean the one or more convertible promissory notes issued to each Lender pursuant to Section 2.1 below, the form of which is attached hereto as Exhibit B.
(l)    “Person” means any individual, corporation, joint venture, partnership, trust, limited liability company, association or other business entity.

(m)	“Preferred Stock” shall mean the shares of preferred stock, par value
$0.001 per share, of the Company.
(n)    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.	Terms of the Notes.
2.1    Issuance of Notes. In return for the Consideration paid by each Lender, the Company shall sell and issue to each such Lender, and each such Lender shall purchase, one or more Notes as the case may be. Each Note shall have a principal balance equal to that portion of the Consideration paid by such Lender for the Note, as set forth in the Schedule of Lenders attached hereto. At the option of each Lender, the Notes shall be convertible into Conversion Shares pursuant to Section 2.2 below.

2.2	Right to Convert Notes.
(a)    Next Equity Financing. The outstanding principal and accrued, but unpaid interest outstanding under the terms of each Note may be converted, at the option of the holder thereof, into Conversion Shares upon the closing of the Next Equity Financing. The number of Conversion Shares to be issued upon the conversion of any Note pursuant to this Section 2.2(a) shall be determined by dividing (i) the outstanding principal and accrued but unpaid interest outstanding on a Note to be converted as of the date of conversion by (ii) the Conversion Price. At least five (5) days prior to the closing of the Next Equity Financing, the Company shall notify the holder of each Note in writing of the terms under which the Equity Securities of the Company will be sold in the Next Equity Financing. The issuance of Conversion Shares pursuant to the conversion of each

Note shall be upon and subject to the same terms and conditions applicable to the Equity Securities sold in the Next Equity Financing.

(b)    Corporate Transaction. If the Company consummates a Corporate Transaction prior to the payment in full or conversion of the Note pursuant to Section 2.2(a) above, then the outstanding principal and accrued but unpaid interest outstanding under the terms of the Note(s) held by each holder shall, at the option of the holder thereof, either be (i) due and payable in full by the Company or (ii) converted into Conversion Shares pursuant to this Section 2.2(b), which shall occur immediately prior to the consummation of the Corporate Transaction and which may be conditioned upon such consummation. If the Notes are to be converted into Conversion Shares pursuant to Section 2.2(b)(ii), the number of Conversion Shares to be issued upon the conversion of the Note shall be determined by dividing (A) the outstanding principal and accrued but unpaid interest outstanding on each Note to be converted as of the date of conversion by
(B) the Conversion Price. At least ten (10) days prior to the closing of the Corporate Transaction, the Company shall notify the holder of each Note in writing of the Corporate Transaction Value, number of Conversion Shares to be issued upon the conversion of the Note in connection with the Corporate Transaction and the Conversion Price (the “Corporate Transaction Notice”). If after any Lender shall have advised the Company of its desire to convert the Note into Conversion Shares in connection with a Corporate Transaction, it shall be determined that the Corporate Transaction Value shall be at least 5% lower than the consideration set forth in the Corporate Transaction Notice, then the Company shall promptly provide the applicable Lenders with written notice thereof (the “Amended Corporate Transaction Notice”) and the applicable Lenders shall have the right to revoke the Lenders’ previously submitted conversion notice by providing the Company with its written notice of revocation not less than five (5) days after the Lender’s receipt of the Amended Corporate Transaction Notice. If the Company does not receive such written notice of revocation as prescribed in the forgoing sentence, the Company shall convert the Note according to the original Corporate Transaction Notice.

(c)    No Fractional Shares. Upon the conversion of a Note into Conversion Shares, no fractional shares shall be issued upon conversion of any Note and the aggregate number of shares of stock to be issued shall be rounded down to the nearest whole share, and in lieu of any fractional shares to which the holder of the Note would otherwise be entitled, the Company shall pay the holder thereof an amount in cash equal to such fraction multiplied by the Conversion Price in effect for such Conversion Shares.

(d)    Mechanics of Conversion. The Company shall not be required to issue or deliver the Conversion Shares until the holder of the Note has surrendered the Note to the Company at the address set forth on the signature page hereto (as may be updated pursuant to Section 8.5 below). Such conversion may be made contingent upon the closing of the Next Equity Financing or Corporate Transaction. With respect to any conversion pursuant to Section 2.2, the Company shall, if necessary, promptly take all necessary steps to authorize the filing of all necessary amendments to its then current Certificate of Incorporation (the “Charter”) to authorize and reserve for issuance sufficient quantities of the Conversion Shares described in Section 1(d), as well as the shares of Common Stock issuable upon the conversion of the Conversion Shares issued pursuant to Section 2.2(a).

3.	Purchase and Sale of the Notes.

3.1	Closing.

(a)    On or prior to the Closing (as defined below), the Board of Directors of the Company shall have authorized the sale and issuance of up to an aggregate amount of $3,000,000 of Notes (the “Aggregate Investment Amount”).

(b)    Subject to the terms and conditions of this Agreement, each Lender agrees, severally and not jointly, to purchase at the Closings (as defined below) and the Company agrees to sell and issue to the Lender at the Closings, the Notes in the principal amounts set forth opposite such Lender’s name on the Schedule of Lenders (subject to the terms of Section 4.2 below).

4.	Closing Mechanics.

4.1    Closings.

(a)    Initial Closing. The initial purchase and sale of Notes shall take place remotely via the exchange of documents and signatures, at 1:00 p.m., CDT, on January 23, 2017, or at such other time and place as the Company and the Lenders purchasing 60% or more of the aggregate principal amount of the Notes to be sold as reflected on Schedule 1 attached hereto agree upon, orally or in writing (which time and place are designated as the “Initial Closing”). In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified.

(b)    Second Closing. A second purchase and sale of a Note in the principal amount of $1,000,000 to Remeditex Ventures LLC shall take place remotely via the exchange of documents and signatures, at 1:00 p.m., CDT, on March 1, 2017, or at such other time and place as the Company and Remeditex Ventures LLC agree upon, orally or in writing (which time and place are designated as the “Second Closing”).

(c)    At each Closing, each Lender shall deliver the Consideration to the Company by wire transfer of immediately available funds and the Company shall deliver to each Lender one or more executed Notes in return for the respective Consideration provided to the Company.

4.2    Sale of Additional Notes. After the Initial Closing and at any time before the 90-day anniversary of the Second Closing, the Company may sell, pursuant to the terms of this Agreement, up to the balance of the Aggregate Investment Amount that was not sold at the Initial Closing and/or is proposed to be sold at the Second Closing (the “Additional Notes”), to the Lenders or other qualified investors (the “Additional Lenders”

and each such closing, an “Additional Closing”). Schedule 1 to this Agreement shall be updated to reflect the number of Additional Notes purchased at each such Closing and the parties purchasing such Additional Notes upon the execution by such Additional Lenders of a counterpart signature page hereto. Any notes issued and sold pursuant to this Section 4.2 shall be deemed to be “Notes” for all purposes under this Agreement and any Additional Lenders thereof shall be deemed to be “Lenders” for all purposes under this Agreement. The purchase and sale of the Additional Notes shall take place remotely via the exchange of documents and signatures, at a date, time and place as the Company and the Lenders purchasing 60% or more of the aggregate principal amount of the Additional Notes to be sold agree upon, orally or in writing (which time and place are designated as the “Additional Closing”).

4.3    Terms of Additional Closing. All sales of Notes made at any Additional Closing pursuant to Section 4.2 shall, in each case, be made on the terms and conditions set forth in this Agreement, provided, that, (a) except as may otherwise be agreed by the Company, the representations and warranties of the Company set forth in Section 5 hereof (and the Schedule of Exceptions) shall be made as of the Initial Closing (and not as of the date of the Second Closing or any such Additional Closing), and the Company shall have no obligation to update such disclosures, and (b) the representations and warranties in Section 6 of the Additional Lenders purchasing Notes at each such Additional Closing shall be made as of the date of such Additional Closing.

5.Representations and Warranties of the Company. In connection with the transactions provided for herein, and except as set forth on the schedule of exceptions attached hereto as Exhibit A (the “Schedule of Exceptions”), the Company hereby represents and warrants to the Lenders that:

5.1    Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

5.2    Authorization. Except for the authorization and issuance of the shares (a) issuable in connection with the Next Equity Financing or (b) issuable in connection with the conversion of the Note pursuant to Section 2.2(b), if applicable, all corporate action has been taken on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Notes. Except as may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights, the Company has taken all corporate action required to make all of the obligations of the Company reflected in the provisions of this Agreement and the Notes, the valid and enforceable obligations they purport to be.

5.3    Compliance with Other Instruments. The Company is not in violation of or default under (a) any provisions of its Charter or its bylaws (“Bylaws”), (b) any instrument, judgment, order, writ or decree to which it is a party, (c) any note, indenture or mortgage to which it is a party, (d) any material lease, agreement or contract to which it is a party or by which it is bound (each such material lease, agreement, or contract being set forth in Section 5.3 of the Schedule of Exceptions), or (e) any federal or state statute, rule or regulation applicable to the Company, the violation of or default under which, in the case of clause (b), (c), (d) or (e), would constitute or result in a material default or violation of any law or regulation applicable to the Company or any material term or provision of the current Charter or bylaws or any material agreement or instrument by which it is bound or to which its properties or assets are subject. The execution, delivery and performance of this Agreement and the Notes and the consummation of the transactions contemplated by this Agreement does not result in any such violation or conflict with or constitute, with or without the passage of time and giving of notice, either
(i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

5.4    Valid Issuance of Stock. The Conversion Shares, when issued and paid for as provided in this Agreement, shall be duly authorized and validly issued, fully paid, and nonassessable. The shares of Common Stock issuable upon conversion of the Conversion Shares will be duly reserved for issuance prior to conversion, and upon issuance in accordance with the terms of the Charter, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under Section 2.12 of the Investor Rights Agreement, the Shareholders Agreement, applicable federal and state securities laws and liens or encumbrances created by or imposed by the Lenders. Assuming the accuracy of the representations made by the Lenders in Section 6 of this Agreement and no changes in applicable law or regulations, and subject to the filings described in Section 5.8 below, the offer and sale of the Notes by the Company and the issuance of the Conversion Shares are exempt from the registration requirements of the Securities Act.

5.5	Capitalization.

(a)    The    authorized    capital    of    the    Company    consists, immediately prior to the Initial Closing, of:

(i)    5,250,000 shares of Common Stock, 2,125,556 shares of which are issued and outstanding. The outstanding shares of Common Stock are duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws, or pursuant to valid exemptions therefrom. The outstanding shares of Common Stock are owned by the holders and in the numbers specified in Section 5.5(a) of the Schedule of Exceptions. The Company holds no shares of Common Stock in its treasury.

(ii)    2,534,766 shares of Preferred Stock, 416,666 shares of which are designated Series A Preferred Stock (the “Series A Preferred Stock”), all of which 416,666 shares are issued and outstanding, and 2,118,100 shares of which are designated Series B Preferred Stock, all of which 2,118,100 shares are issued and outstanding. The rights, privileges and preferences of the Series A Preferred Stock and the Series B Preferred Stock are as stated in the Charter. The outstanding shares of Preferred Stock are duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws, or pursuant to valid exemptions therefrom. Each outstanding share of Series A Preferred Stock and Series B Preferred Stock is convertible into shares of Common Stock on a one-for-one basis as of the date hereof. The consummation of the transactions contemplated hereunder will not result in any anti-dilution adjustment or other similar adjustment to the outstanding shares of Preferred Stock. The outstanding shares of Preferred Stock are owned by the holders and in the numbers specified in Section 5.5(a) of the Schedule of Exceptions. The Company holds no shares of Preferred Stock in its treasury.

(b)    Except for (i) the conversion privileges of the currently outstanding shares of Series A Preferred Stock and Series B Preferred Stock, and the Conversion Shares to be issued under this Agreement, (ii) the rights provided in Section
3.3 of the Amended and Restated Investor Rights Agreement, dated February 25, 2014, by and between the Company and Remeditex Ventures LLC (as amended on November 19, 2014, and July 15, 2016, the “Investor Rights Agreement”), (iii) the rights provided in Section 6.10 of the Shareholders Agreement, dated April 5, 2012, by and among the Company and the Company’s stockholders (as amended on February 25, 2014 and November 19, 2014, the “Shareholders Agreement”), (iv) the restricted stock awards pursuant to the Company’s 2012 Long Term Incentive Plan, as amended (the “Plan”), as set forth on Section 5.5(b) of the Schedule of Exceptions, and (v) as otherwise set forth in the Schedule of Exceptions, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. Except under the terms of the Shareholders Agreement and the Investor Rights Agreement, the Company is not a party or subject to any agreement or understanding, and to the Company’s knowledge, there is no agreement or understanding between any Persons, which affects or relates to the voting or giving of written consents with respect to any security of the Company or by a director of the Company. The Company has not made any representations, or made any agreement or commitment, regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth on Section 5.5(b) of the Schedule of Exceptions. The reference in this paragraph to “directors” does not include any director of the Company designated by the Lenders.

(c)    Except as contemplated by this Agreement or as set forth in the Investor Rights Agreement and the Shareholders Agreement, no shares of the Company’s outstanding capital stock, or stock issuable upon exercise or exchange of any outstanding options, warrants, or rights, or other stock issuable by the Company, are subject to any preemptive rights, rights of first refusal, or other rights to purchase such stock (whether in favor of the Company or any other Person) pursuant to any agreement or commitment of the Company that has not been waived.

(d)    No Person other than the Lenders has any right, under any agreement or instrument or applicable law, to purchase any of the Notes covered by this Agreement.

(e)    Except for the Charter and the Shareholders Agreement, the Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement or understanding between any Person, which affects or relates to the voting or giving of written consents with respect to any security, or by a director, of the Company. The reference in this paragraph to “directors” does not include any director of the Company designated by the Lenders.

(f)    Except as set forth in Section 5.5(f) of the Schedule of Exceptions, none of the Company’s stock purchase agreements, stock option documents, or other agreements or understandings between the Company and any holder of any equity securities of the Company contains a provision providing for acceleration of vesting (or lapse of a repurchase right) upon the occurrence of any events. All options to acquire shares of the Company’s Common Stock vest as set forth on Section 5.5(f) of the Schedule of Exceptions.

(g)    The total outstanding shares of capital stock of the Company on a fully diluted basis immediately following the Initial Closing will be as set forth in Section 5.5(a) of the Schedule of Exceptions.

All outstanding securities of the Company, including, without limitation, all outstanding shares of the capital stock of the Company, all shares of the capital stock of the Company issuable upon the conversion or exercise of all convertible or exercisable securities and all other securities that the Company is obligated to issue, are subject to a “market stand-off” restriction not to exceed one hundred eighty (180) days following an initial public offering of the Company’s securities pursuant to a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act, in a form substantially the same to Section 2.12 of the Investor Rights Agreement.

5.6    Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that questions the validity of this Agreement or the Notes, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse change in the assets, condition or affairs of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor to the Company’s knowledge is there any basis for the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

5.7    Subsidiaries. The Company has no subsidiaries and does not own or control, directly or indirectly, any interest in any other Person. The Company is not a participant in any joint venture, partnership, or similar arrangement.

5.8    Governmental Consents and Filings. Assuming the accuracy of the representations made by the Lenders in Section 6 of this Agreement, no consent, approval, order, or authorization of or registration, qualification, designation, declaration, or filing with, any federal, state, or local governmental authority is required on the part of the Company in order to enable the Company to execute, deliver, and perform its obligations under this Agreement except for such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Agreement.

5.9	Agreements; Actions.

(a)    Section 5.9(a) of the Schedule of Exceptions lists all agreements and instruments to which the Company is a party or by which it is bound that are material to the business and operations of the Company.

(b)    The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any material indebtedness, material obligations, or incurred any other material liabilities except as set forth in Section 5.9(b) of the Schedule of Exceptions, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business.

5.10	Certain Transactions.

(a)    Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board, (iii) the issuance of shares of Common Stock pursuant to the Plan, (iv) as set forth in Section 5.10(a) of the Schedule of Exceptions or the Shareholder Agreement or the Investor Rights Agreement, and (v) pursuant to this Agreement, there are no agreements, understandings or proposed transactions between the Company and any of its officers or directors or any Affiliate thereof. The reference in this paragraph to “directors” does not include any director of the Company designated by the Lenders.

(b)    Except as set forth in Section 5.10(b) of the Schedule of Exceptions, the Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with salary, expenses or advances of expenses incurred in the ordinary course of business. Except as set forth in Section 5.10(b) of the Schedule of Exceptions, none of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to the Company’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is Affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers or employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company or (iii) financial interest in any contract with the Company. The reference in this paragraph to “directors” does not include any director of the Company designated by the Lenders.

5.11	Rights of Registration. Except as provided in the Investor Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities.

5.12	Employee Matters.

(a)    Set forth in Section 5.12(a) of the Schedule of Exceptions is a list of all of the Company’s employees and the direct compensation to be paid to them for service in 2016.

(b)    Except as set forth in Section 5.12(b) of the Schedule of Exceptions, the Company has not made any commitments regarding equity incentives to any officer, employee, director or consultant of the Company, except such shares of Common Stock as are reflected as being issued and outstanding in Section 5.2(a). The reference in this paragraph to “director” does not include any director of the Company designated by the Lenders.

(c)    The Company has not adopted any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended.

5.13    Proprietary Information and Inventions Assignment Agreement. Except as provided in Section 5.13 of the Schedule of Exceptions, each current and former officer, employee, and consultant of the Company has entered into and executed the Company’s standard form of Proprietary Information and Inventions Assignment Agreement, or an employment or consulting agreement containing substantially similar terms that has been provided to the Lenders.

5.14    Tax Returns and Payments. The Company has filed all tax returns that are required to have been filed with appropriate federal, state, county, local, and foreign governmental agencies or instrumentalities. All such returns and reports were true and correct in all material respects at the time made. The Company has paid or established reserves (such reserves are adequate for taxes due or accrued as of the date of this

Agreement) for all income, franchise, and other taxes, assessments, governmental charges, penalties, interest, and fines due and payable by it on or before the Initial Closing. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation, or amortization) that could reasonably be expected to have a material adverse effect on the Company. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. The Company has withheld or collected from each payment made to each of its employees the amount of all taxes, including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes, and Federal Unemployment Tax Act taxes required to be withheld or collected from each payment made to each of its employees and has paid the same to the proper tax receiving officers or authorized depositories. No federal or state income or sales tax return of the Company has been audited, no deficiency assessment or proposed adjustment of the Company’s United States income tax, state or municipal taxes or sales taxes is pending, and the Company has no knowledge of any proposed liability for any tax to be imposed on its property or assets.

5.15	Intellectual Property.

(a)    Status. The term “Proprietary Assets” means all patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names, copyright registrations, and licenses currently owned and/or used by the Company or necessary for the conduct of the Company’s business as currently conducted or proposed to be conducted, as well as any agreement under which the Company has access to any intellectual property or confidential information used by the Company in its business. Section 5.15 of the Schedule of Exceptions sets forth all Proprietary Assets necessary, to the Company’s knowledge, to conduct the Company’s business as currently conducted or as presently proposed to be conducted. The Company owns, or has the right to use under the agreements or upon the terms described in Section 5.15(a) of the Schedule of Exceptions, all of the Proprietary Assets and has taken all actions reasonable in light of its financial position to protect the Proprietary Assets. Except as set forth in Section 5.15(a) of the Schedule of Exceptions, the Company does not require any license or other agreement to use any of the Proprietary Assets, except for licenses or agreements that can be obtained in the ordinary course of business without unreasonable effort, delay, cost, or expense. Except as set forth in Section 5.15(a) of the Schedule of Exceptions, the Company is not bound by or a party to any options, licenses, or agreements of any kind with respect to the Proprietary Assets of any other Person and, to the Company’s knowledge, except as set forth in Section 5.15(a) of the Schedule of Exceptions, there are no outstanding options, licenses, or agreements of any kind relating to the Proprietary Assets. With respect to each item of the Company’s Proprietary Assets that any third party owns and that the Company uses pursuant to license, sublicense, agreement or permission: (i) the license, as it relates to the Company is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) the Company is not, and to the Company’s knowledge, no other party to the license, sublicense, agreement or permission is in material breach or default, and no event has occurred which with notice or lapse of time or both would constitute a material breach or default or permit termination, modification or acceleration thereunder; (iii) the Company has not, and to the Company’s knowledge, no other party to the license, sublicense, agreement or permission has repudiated any material provision thereof; and (iv) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission other than as expressly permitted by such license, sublicense, agreement or permission. Except as set forth in Section 5.15(a) of the Schedule of Exceptions, to the Company’s knowledge, no director, officer, or stockholder of the Company owns any rights in any Proprietary Assets directly or indirectly competitive with those owned or to be used by the Company or derived from or in connection with the conduct of the Company’s business. Except as set forth in Section 5.15(a) of the Schedule of Exceptions, to the Company’s knowledge it is not now necessary to use any inventions or works of authorship of its employees made outside of their employment by the Company. The Company has not granted rights to manufacture, produce, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects the Company’s exclusive rights to develop, manufacture, assemble, distribute, market, or sell its products. The reference in this paragraph to “director” does not include any director of the Company designated by the Lenders.

(b)    No Infringement. The Company has not violated or infringed, and is currently not violating or infringing, and to the Company’s knowledge, neither the Company nor any managerial employee or consultant of the Company has received any communications alleging that the Company (or any of its employees or consultants) has violated or infringed or, by conducting its business as presently proposed, would violate or infringe, any of the patents, trademarks, service marks, trade names, copyrights, mask works, licenses, trade secrets, processes, data, know-how, or other intellectual property rights (“Intellectual Property Rights”) of any other Person. To the Company’s knowledge, no third party has materially interfered with, infringed upon, misappropriated, diluted, constituted the unauthorized use, misuse or misappropriation or violated any of the Company’s currently owned or licensed Intellectual Property Rights.

5.16    Title to Property and Assets. Except for leased property and assets (which are addressed below), the Company has good and valid title to its properties and assets, free and clear of all mortgages, deeds of trust, liens, encumbrances, and security interests, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do no materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in material compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those held by the lessors of such leased property or assets, except to the extent that noncompliance could not reasonably be expected to have a material adverse effect on the Company. The Company’s tangible property and assets are in good condition, except for ordinary wear and tear, and are suitable for their intended purposes. The Company does not have any ownership interest in any real property.

5.17    Insurance. The Company maintains insurance as set forth in Section 5.17 of the Schedule of Exceptions.

5.18    Permits. The Company possesses all material franchises, permits, licenses and any similar authority necessary for the conduct of the Company’s business, the lack of which could reasonably be expected to have a material adverse effect on the Company. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

5.19    Environmental and Safety Laws. The Company is not in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), and does not own or operate any real property contaminated with any substance that is subject to any Environmental Laws, nor is it liable for any off-site disposal or contamination pursuant to any Environmental Laws or subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a material adverse effect on the Company, individually or in the aggregate.

5.20    Labor Agreements and Actions; Employees. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment, or arrangement with any labor union, and no labor union has requested or, to the Company’s knowledge, has sought to represent any of the employees, representatives, or agents of the Company. There is no strike or other labor dispute involving the Company pending or, to the Company’s knowledge, threatened, that could reasonably be expected to have a material adverse effect on the Company, nor, to the Company’s knowledge, is there any labor organization activity involving its employees. To the Company’s knowledge, no officer or key employee, or any group of key employees, intends to terminate his, her, or their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company is terminable at the will of the Company without severance or similar obligations. The Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment. Other than the Plan, the Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. There are no Actions pending, or to the Company’s knowledge, threatened, by any former or current employee concerning such person’s employment by the Company.

5.21    Disclosure. The Company has made available to the Lenders all the information reasonably available to the Company that the Lenders have requested in writing for deciding whether to acquire the Notes.

5.22    Brokers. The Company has no contract, arrangement, or understanding with any broker, finder, or similar agent with respect to the transactions contemplated by this Agreement.

5.23    Investment Company. Neither the Company nor any of its subsidiaries is an “investment company” or a company “controlled” by “an investment company” within the meaning of the Investment Company Act of 1940 and the rules and regulations under the Investment Company Act of 1940 and is not deemed to be an “investment company” for purposes of Section 12(d)(1) of the Investment Company Act of 1940.

5.24    Regulatory Matters. The Company holds, and is operating in compliance in all material respects with, such permits, licenses, franchises, approvals, exemptions, authorizations and clearances of the U.S. Food and Drug Administration (the “FDA”) required for the conduct of its business as currently conducted. The Company currently is in compliance in all material respects with applicable statutes and implementing regulations administered or enforced by the FDA. The Company has not received written notice of any pending or, to the Company’s knowledge any, threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the FDA or applicable foreign governmental authority alleging that any operation or activity of the Company is in violation of any applicable law.

6.Representations and Warranties of the Lender. In connection with the transactions provided for herein, each Lender hereby represents and warrants to the Company, severally and not jointly, that:

6.1    Authorization. This Agreement constitutes each Lender’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Each Lender represents that it has full power and authority to enter into this Agreement. Additionally, if other than an individual, such Lender is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted.

6.2    Purchase Entirely for Own Account. Each Lender acknowledges that this Agreement is made with Lender in reliance upon each such Lender’s representation to the Company that the Note, the Conversion Shares, and any Equity Securities issuable upon conversion of the Conversion Shares (collectively, the “Securities”) will be acquired for investment for Lender’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Lender has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Lender further represents that the Lender does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Securities.

6.3    Disclosure of Information. Each Lender acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. Each Lender further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and the Company’s business, properties, prospects and financial condition and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable expense) necessary to verify the accuracy of any information furnished or made available to the Lenders.

6.4    Investment Experience. Each Lender is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, the Lender also represents it has not been organized solely for the purpose of acquiring the Securities.

6.5    Accredited Investor. Each Lender is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission (the “SEC”), as in effect on the date hereof.

6.6    No Disqualification Events. Neither (a) the Lender, (b) any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members (if Lender is an entity), nor (c) any beneficial owner of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by the Lender, as applicable, is subject to any of the “bad actor” disqualifications described in Securities Act Rule 506(d)(1)(i) to (viii) (each, a “Disqualification Event”), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of the purchase of this Note in writing in reasonable detail to the Company. In furtherance of the foregoing, the Lender represents and warrants that: (1) the Lender has not been subject to a criminal conviction within ten years of the issuance of this Note or to a court injunction or restraining order within five years of the issuance of this Note in connection with the purchase or sale of a security, in connection with making a false filing with the SEC, or arising out of the conduct of any financial intermediaries; (2) the Lender has not been subject to a final order from state securities, insurance, banking, savings association or credit union regulators or federal banking agencies, the Commodity Futures Trading Commission or the National Credit Union Administration (A) that would bar the Lender from associating with a regulated entity; engaging in the business of securities, insurance or banking; or engaging in savings association or credit union activities, or (B) that were based on fraudulent, manipulative or deceptive conduct and were issued within ten years of the issuance of this Note; (3) the Lender is not subject to any SEC disciplinary orders relating to brokers, dealers, municipal securities dealers, investment companies, investment advisers or their associated persons;
(4) the Lender is not subject to any SEC cease-and-desist order arising out of any scienter- based anti-fraud violation or violation of Section 5 of the Securities Act; (5) the Lender has not been suspended or expelled from membership in a self-regulatory organization;

and (6) the Lender has not been subject to any SEC stop orders or orders suspending a Regulation A exemption issued within five years of the issuance of this Note.

6.7    Restricted Securities. Each Lender understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. Each Lender represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

6.8     Legends. It is understood that the Securities may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

7.	Covenants.

7.1    Use of Proceeds. The Company hereby agrees that the Consideration shall be used exclusively for working capital purposes or for other purposes so approved by the Company’s Board of Directors.

8.	Miscellaneous.

8.1    Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Neither this Agreement nor any rights hereunder are transferable without the prior written consent of the Company, which the Company may grant or withhold in its sole discretion. Notwithstanding the foregoing, (a) if the Lender is an entity, the Lender shall, upon advance written notice to the Company, be permitted to assign this Agreement to any Affiliate of the Lender who (i) executes and delivers an acknowledgement that such Affiliate agrees to be subject to, and bound by, all the terms and conditions of this Agreement, (ii) makes the representations and warranties to the Company that are set forth in Section 6 and (iii) if requested by the Company, delivers to the Company an opinion of legal counsel, reasonably satisfactory to the Company, that such transfer complies with state and federal securities laws, and (b) if the Lender is an individual, the Lender may, upon advance notice to the Company, assign this Agreement to a trust established for a direct lineal descendant of the Lender or a similar vehicle for estate planning purposes. Notwithstanding any provision herein to the contrary, the Lender shall not make any disposition of any of the Equity Securities to a competitor of the Company, as determined in good faith by the Company. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2    Governing Law. This Agreement and the Note shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware without regard to conflict of laws rules.

8.3    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Agreement, a photostatic, facsimile, electronic or similar reproduction and transmission by a party hereto of the signature of that party will have the same effect as that party signing and delivering that signature page in person.

8.4    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.5    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not so confirmed, then on the next business day, (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) two (2) days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at respective addresses shown on the signature pages hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 8.5):

8.6    Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Lender agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which each such Lender or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Lenders from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.7    Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Irrespective of whether the Closing is effected, each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Notes.

8.8    Entire Agreement; Amendments and Waivers. This Agreement, the Notes, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. This Agreement and the obligations of the Company and the rights of the Lender under this Agreement may be amended, waived, discharged or terminated (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) with the written consent of the Company and the Lenders of a majority of the principal amount of the then outstanding Notes (the “Majority Lenders”); provided, however, that any amendment, waiver or discharge which would disproportionately and adversely affect a Lender relative to the other Lender must be approved in writing by all Lenders. Any amendment, waiver, discharge or termination effected in accordance with this Section 8.8 shall be binding upon each Lender and the Company. Without limiting the foregoing, the Lender hereby acknowledges that the Majority Lenders have the right and power to diminish or eliminate the rights of the Lenders under this Agreement. Any waiver or amendment effected in accordance with this Section shall be binding upon each party to this Agreement and the holder of the Notes purchased under this Agreement at the time outstanding and each future holder of the Notes.

8.9    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.10    Stock Purchase Agreement. Each Lender understands and agrees that the conversion of the Notes into Conversion Shares may require each Lender’s, and each Lender agrees to effect such, execution of certain agreements relating to the purchase and sale of such Securities, as well as registration, co-sale, rights of first refusal, rights of first offer and voting rights, if any, relating to such Securities.

8.11    Acknowledgement. In order to avoid doubt, it is acknowledged that the Lenders shall be entitled to the benefit of all adjustments in the number of shares of Common Stock of the Company issuable upon conversion of the Preferred Stock of the Company or as a result of any splits, recapitalizations, combinations or other similar transaction affecting the Common Stock or Preferred Stock underlying the Conversion Shares that occur prior to the conversion of the Note.

8.12    Further Assurance. From time to time, the Company shall execute and deliver to the Lenders such additional documents and shall provide such additional information to the Lenders as the Lenders may reasonably require to carry out the terms of this Agreement, the Notes, and any agreements executed in connection herewith or therewith, or to be informed of the financial and business conditions and prospects of the Company.

'
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

SOLITON, INC.

By:

Address:	5304 Ashbrook Drive
Houston, TX 77081

SIGNATURE PAGE TO THE SOLITON, INC.
NOTE PURCHASE AGREEMENT

LENDER:

REMEDITEX VENTURES LLC

By:

Address:	2727 N. Harwood St
Suite 200
Dallas, TX 75201

SIGNATURE PAGE TO THE SOLITON, INC.
NOTE PURCHASE AGREEMENT

EXHIBIT
FORM OF CONVERTIBLE PROMISSORY NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

CONVERTIBLE PROMISSORY NOTE

$	___________, 2017

FOR VALUE RECEIVED, Soliton, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of (the “Lender”), the principal sum of Dollars ($ .00), together with interest thereon from the date of this Note. Interest shall accrue at a simple rate of 8.25% per annum. Unless earlier converted into Conversion Shares pursuant to Section 2.2 of that certain Note Purchase Agreement, dated January 23, 2017, by and between the Company and the Lender (the “Purchase Agreement”), the principal and all accrued but unpaid interest thereon shall be due and payable by the Company on the earlier of (a) the Maturity Date or (b) upon an Event of Default (as defined below). All past due principal and accrued interest on this Note shall bear interest from maturity (whether at scheduled maturity, upon acceleration of maturity following an Event of Default or otherwise) until paid, at the rate of 12% per annum.

This Note is issued pursuant to the Purchase Agreement, and each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the Purchase Agreement.

1.Payment. All payments shall be made in lawful money of the United States of America at the principal office of the Lender, or at such other place as the holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to Costs (as defined below), if any, then to accrued interest due and payable and any remainder applied to principal. Prepayment of principal together with accrued interest may not be made without the Lender’s consent. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

2.	Security. This Note is a general unsecured obligation of the Company.

3.Priority. This Note shall be senior in all respects (including right of payment) to all other indebtedness of the Company, now existing or hereafter obtained.

4.Conversion of the Note. This Note and any amounts due hereunder shall be convertible into Conversion Shares in accordance with the terms of Section 2.2 of the Purchase Agreement. As promptly as practicable after the conversion of this Note, the Company at its expense shall issue and deliver to the holder of this Note, upon surrender of the Note, a certificate or certificates for the number of full Conversion Shares issuable upon such conversion.

5.	Default; Remedies.

(a)    The Company shall be in default under this Note upon the happening of any condition or event set forth below (each, an “Event of Default”):

(i)    the Company’s failure to make any payment of principal or interest as and when due in accordance with the terms of this Note and the Purchase Agreement;

(ii)    any default by the Company in the performance of any other material obligation, covenant, term or provision contained in this Note or the Purchase Agreement;

(iii)    any representation or warranty made by the Company in connection with this Note or to induce the holder of this Note to make a loan to the Company (including but not limited to those made in the Purchase Agreement) proves to have been false in any material respect when made; or

(iv)    the Company’s dissolution or termination of existence; the appointment of a receiver of all or any part of the property of the Company; an assignment for the benefit of creditors by the Company; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company or any guarantor, surety or endorser for the Company which results in the entry of an order for relief or which remains undismissed, undischarged or unbonded for a period of 90 days or more.

(b)    The entire unpaid principal balance of this Note and all accrued interest on such unpaid principal balance shall immediately be due and payable at the option of the holder of this Note upon the occurrence of any one or more of the Events of Default if, in the case of an Event of Default described under Section 5(a)(i), (ii) or (iii) above, such Event of Default shall continue unremedied for a period of 5 days after notice thereof from the holder of this Note, and in the case of an Event of Default described under Section 5(a)(iv) above, at any time after the occurrence of such Event of Default.

6.Loss, Theft, Destruction or Mutilation of Note.    Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Note, the Company shall execute and deliver, in lieu of this Note, a new Note executed in the same manner as this Note, in the same principal amount as the unpaid principal amount of this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been so paid, dated the date of this Note.

7.Pari Passu Notes. The Lender acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of and all interest on this Note shall be pari passu in right of payment and in all other respects to the other Notes issued pursuant to the Purchase Agreement or pursuant to the terms of such Notes. In the event the Lender receives payments in excess of its pro rata share of Company’s payments to the holders of all of the Notes, then the Lender shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

8.Usury. In the event that any interest paid on this Note is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

9.Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice shall be conducted pursuant to the terms of the Purchase Agreement.

10.Successors and Assigns. The Company may not assign its obligations under this Note without the written consent of the holder of this Note. Neither this Note nor any rights hereunder are transferable without the prior written consent of the Company, which the Company may grant or withhold in its sole discretion. Notwithstanding the foregoing, (a) if the Lender is an entity, the Lender shall, upon advance written notice to the Company, be permitted to transfer this Note and/or the Equity Securities to any Affiliate of the Lender who (i) executes and delivers an acknowledgement that such Affiliate agrees to be subject to, and bound by, all the terms and conditions of this Note, (ii) makes the representations and warranties to the Company that are set forth in Section 6 of the Purchase Agreement and (iii) if requested by the Company, delivers to the Company an opinion of legal counsel, reasonably satisfactory to the Company, that such transfer complies with state and federal securities laws, and (b) if the Lender is an individual, the Lender may, upon advance notice to the Company, transfer this Note and/or the Equity Securities to a trust established for a direct lineal descendant of the Lender or a similar vehicle for estate planning purposes. If a transfer is permitted pursuant to this Section 10, the transfer shall be recorded on the books of the Company upon the surrender of this Note, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the

Company shall issue to the holders one or more appropriate new notes. Subject to the foregoing, the provisions of this Note shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators, as applicable, of the Company and the Lender.

11.Officers and Directors not Liable. In no event shall any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

12.Expenses. The Company hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder of this Note (“Costs”) in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise. The Company agrees that any delay on the part of the holder in exercising any rights hereunder will not operate as a waiver of such rights. The holder of this Note shall not by any act, waive or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by the party or parties waiving such rights or remedies.

13.Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware as applied to other instruments made by Delaware residents to be performed entirely within the State of Delaware.

SOLITON, INC.

By: